Exhibit 10.64

Letter Agreement, dated January 17, 2013, between Orbitz Worldwide, Inc. and David Belmont

January 17, 2013

David Belmont
Orbitz Worldwide
500 W. Madison St., #1000
Chicago, IL 60661

Dear David:

On behalf of Orbitz Worldwide, Inc., together with its subsidiaries, (“Company”), I am pleased to confirm the terms of your appointment as Interim Chief Financial Officer, reporting to me. The effective date of your appointment was January 8, 2013, and it is our expectation that you will serve as Interim CFO until the Company appoints a new Chief Financial Officer on an interim or permanent basis.

The Compensation Committee has approved the following additional compensation, to apply for the duration of your service as Interim CFO:

(i)	a $5,000 per month increase in base salary for each month that you perform the role of Interim Chief Financial Officer,

(ii)
an additional special payment of $5,000 for each month that you perform the role of Interim Chief Financial Officer to be paid in a lump sum on the first pay date following the start date of a new Chief Financial Officer (whether interim or permanent) and

(iii)	a performance bonus lump sum payment of $50,000 which will be paid three months after the start date of the new Chief Financial Officer (whether interim or permanent).

All payments are contingent on your continued employment on the date of payment, and the additional base salary, special payment and lump sum bonus payment will not be considered part of eligible earnings for purposes of the 2013 Annual Incentive Plan.

Per Orbitz Worldwide standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Orbitz Worldwide is at will, and either you or the Company may terminate employment at any time, with or without cause.

If these terms are acceptable to you, please sign on the line indicated below and return this letter to me.

We really appreciate your willingness to take on these responsibilities during an important time for the Company.

Regards,

/s/ Barney Harford
Barney Harford
CEO
Orbitz Worldwide, Inc.

Understood and accepted:

/s/ David Belmont	1/25/13
David Belmont	Date